Exhibit 99.1

Antero Resources Announces Pricing of $300 Million Offering of Senior Notes

DENVER, CO, November 14, 2012 — Antero Resources announced today the pricing of its private placement of $300 million in aggregate principal amount of its 6% senior unsecured notes due 2020 at par.  The offering is expected to close on November 19, 2012, subject to customary closing conditions.

Antero estimates that it will receive net proceeds of approximately $295 million, which it intends to use to repay a portion of the outstanding borrowings under its senior secured revolving credit facility.

The securities to be offered have not been registered under the Securities Act of 1933, as amended, (the “Securities Act”), or any state securities laws; and unless so registered, the securities may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The notes are expected to be eligible for trading by qualified institutional buyers under Rule 144A.

This press release is being issued pursuant to Rule 135c under the Securities Act, and is neither an offer to sell nor a solicitation of an offer to buy the notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the notes or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

Antero Resources is an independent oil and natural gas company engaged in the acquisition, development and production of unconventional oil and liquids-rich natural gas properties primarily located in the Appalachian Basin in West Virginia, Ohio and Pennsylvania, and in the Piceance Basin in Colorado. Our website is located at www.anteroresources.com.